Exhibit 10.11

SECOND AMENDMENT OF LEASE

THIS SECOND AMENDMENT OF LEASE (the “Amendment”), made as of the 31st day of October 2011 (the “Effective Date”), between CROWN GRAND TRI-STATE LLC, a Delaware limited liability company having an address at c/o Crown Properties, Inc., 8 Fairway Court, Upper Brookville, New York 11771 (“Landlord”), and CNU ONLINE HOLDINGS, LLC, a Delaware limited liability company, f/k/a Cash America Net Holdings, LLC, having an address at 200 West Jackson Blvd., Suite 2400, Chicago, Illinois 60606 (“Tenant”).

W I T N E S S E T H:

WHEREAS, by Lease Agreement (the “Original Lease”) dated March 17, 2009, as subsequently amended by First Amendment of Lease dated September 16, 2009 (the “First Amendment”) (the Original Lease and the First Amendment are collectively hereinafter referred to as the “Lease”) Landlord, as landlord, did demise and let unto Tenant (as assignee of Cash America International, Inc.), as tenant, that certain premises containing approximately 20,228 rentable square feet and known as Suite 100 (the “Premises”) in the building commonly known as 1275 Tri-State Parkway, Gurnee, Illinois (the “Building”) as more particularly described in the Lease; and

WHEREAS, the parties desire by this Amendment to, among other things, permit Tenant to lease certain additional space in the Building as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Defined Terms; Recitals. All terms used herein and not otherwise defined shall have the meanings ascribed to them in the Lease. The recitals set forth hereinabove are expressly incorporated into the body of this Amendment by reference.

2. Expansion Commencement Date. The term “Expansion Commencement Date” shall be the date of substantial completion of Landlord’s Work (as hereinafter defined).

3. Additional Premises. Commencing on the Expansion Commencement Date, Landlord hereby demises and lets unto Tenant, and Tenant hereby leases and hires from Landlord, the remainder of the first (1st) floor premises of the Building containing approximately 19,585 rentable square feet (using the most current BOMA standard for measurement) as shown cross-hatched on Exhibit “A” annexed hereto and made a part hereof (the “Additional Premises”). As of the Expansion Commencement Date, the “Premises”, as said term is used and defined in the Lease, shall be amended to mean the Original Premises and the Additional Premises and shall contain, in the aggregate, approximately 39,813 rentable square feet.

4. Term for Additional Premises. The Term for the Additional Premises shall commence on the Expansion Commencement Date and shall expire co-terminously with the Expiration Date of the Original Premises, which date is September 30, 2019, unless sooner terminated or extended as set forth in the Lease.

5. Base Rent for Additional Premises.

(a) Except as set forth in subparagraph (b) of this Paragraph 5 below, commencing on the Expansion Commencement Date, the Base Rent for the Additional Premises shall be payable by Tenant to Landlord at the address set forth above, or to such other address as Landlord may designate, on the first day of each month in accordance with the terms and conditions of the Lease as follows:

Period	Annual Rent	Monthly Rent
Expansion Commencement
Date –	$215,435.00	$17,952.92
September 30, 2014

October 1, 2014 –	$230,515.45	$19,209.62
September 30, 2019

(b) Notwithstanding anything to the contrary set forth in this Amendment or in the Lease, Tenant’s obligation to Base Rent and Additional Rent for the Additional Premises shall be abated for the first four (4) full calendar months following the Expansion Commencement Date. If the Expansion Commencement Date occurs on a date other than the first day of a calendar month, then Tenant shall pay to Landlord on or before the first day of the next month the monthly installment of Base Rent for such partial month on a pro rata basis (based on the actual number of days in the month in which the Expansion Commencement Date Occurs). Tenant’s obligation to pay for Utilities and janitorial services for the Additional Premises shall commence on the Expansion Commencement Date and there will be no abatement whatsoever for said Utilities and janitorial services.

6. Escalations for Premises. As of the Expansion Commencement Date for purposes of calculating Additional Rent for Operating Costs and Taxes for the Premises, Tenant’s Proportionate Share, as set forth in Section V of the Lease Information Summary of the Lease, is amended to mean 100%.

7. Ratification of Obligations for Original Premises. Tenant’s obligations to pay Base Rent pursuant to and in accordance with the terms and conditions of the Lease are hereby ratified and confirmed and shall continue to remain in full force and effect throughout the remainder of the term of the Lease, as amended hereby.

8. Condition of Additional Premises, Landlord’s Work. Tenant acknowledges that neither Landlord nor Landlord’s agent has made any representations or promises with regard to the Additional Premises for the term herein demised. Tenant agrees to accept same in its “AS IS” condition excepting latent defects as of the Expansion Commencement Date and that Landlord shall not be obligated to make any repairs, alterations, improvements or additions to the Additional Premises for Tenant’s occupancy whatsoever, except that Landlord agrees at its sole cost and expense to perform certain improvements to the Additional Premises and the Building as set forth on Exhibit “B” annexed hereto and made a part hereof (the “Landlord’s Work”). Tenant shall, at Landlord’s option, within five (5) business days of written request made by Landlord to Tenant, execute a certificate certifying the substantial completion of Landlord’s Work and the Expansion Commencement Date, and such dates shall be deemed conclusive for purposes of this Amendment. Landlord shall provide Tenant with an allowance of $0.12 per rentable square foot in the Additional Premises for an initial space plan and one revision, which allowance shall be paid by Landlord directly to Tenant’s architect following receipt of a written invoice for said space plan. Revisions to the initial space plan will require Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed.

9. Insurance. No later than the Expansion Commencement Date, Tenant agrees to deliver to Landlord an amended certificate of insurance including coverage for the Additional Premises in accordance with terms and conditions of Article 9 of the Lease.

10. Utilities. As of the Expansion Commencement Date, Section 5.2(a) of the Lease is hereby deleted in its entirety and replaced with the following:

“5.2.	Utilities.

(a) Tenant shall obtain electricity and gas from the public utility company, and all costs of such services shall be paid by Tenant directly to the public utility companies (the “Utility Charges”). Tenant shall arrange with the public utility companies for the electric and gas bill for the Building to be put in Tenant’s name and for all bills to be sent directly to Tenant. Tenant agrees to pay the Utility Charges to the public utility companies for the entire Building.”

11. Parking. As of the Expansion Commencement Date, Section 21.22 of the Lease is deleted in its entirety and replaced with the following new Section 21.22:

“21.22.	Parking

Landlord shall provide to Tenant, without cost or expense to Tenant, two hundred thirty-five (235) unreserved parking spaces in the Building’s parking facility which is adjacent to the Building.”

12. Signage. Tenant shall have the right, at its sole cost and expense, to install and maintain, subject to all local laws and ordinances, signs on the façade of the Building and at Tenant’s suite entry. All signs installed by Tenant may contain Tenant’s standard color schemes and logos, and such signs shall be subject to the approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

13. Generator. Tenant shall be permitted to increase the capacity and/or size of the backup generator serving the Premises. Tenant hereby agrees that any work to be performed by or on behalf of Tenant in connection with the generator shall comply with the provisions of Article 6 of the Lease as well as all legal requirements of the Village of Gurnee. Furthermore, the location of the generator shall be subject to the prior approval of Landlord, such approval not to be unreasonably withheld, conditioned or delayed.

14. Renewal Option. As of the Expansion Commencement Date, Tenant’s Renewal Option, as more particularly set forth in Section 21.24 of the Lease, shall apply to the Original Premises and the Additional Premises, and same is hereby ratified and confirmed and shall continue to remain in full force and effect throughout the remainder of the term of the Lease, as amended hereby.

15. Termination Option.

(a) As of the Expansion Commencement Date, Tenant’s Termination Option and inclusive of the existing Regulatory termination language, as more particularly set forth in Section 21.25 of the Lease, shall apply to the Original Premises and the Additional Premises, and, except as set forth in subparagraph (b) herein, same is hereby ratified and confirmed and shall continue to remain in full force and effect throughout the remainder of the term of the Lease, as amended hereby.

(b) Notwithstanding the foregoing, as of the Expansion Commencement Date, the phrase “either the day immediately preceding the fifth (5th) year anniversary of the Commencement Date or” in the second and third lines in Section 21.25(a) of the Lease is deleted in its entirety. In addition, in the tenth line in Section 21.25(a) of the Lease, the phrase beginning with “plus a ten percent (10%) add-on factor” and continuing through the end of the sentence is deleted in its entirety and replaced with the phrase “plus a five percent (5%) add-on factor”.

16. Release of Cash America. Upon the occurrence of a Separation (hereinafter defined), Cash America International, Inc. and its affiliates, employees, insurers and agents (collectively, “Cash America”) shall automatically be released and discharged by Landlord from any rights, liabilities, obligations, claims or causes of action, whether known or unknown, arising under or in any way related to the Lease. From and after the date of a Separation, CNU Online Holdings, LLC shall be singularly liable for the obligations of tenant under the Lease and Cash America shall be fully released and discharged therefrom. The release of Cash America set forth above shall be self-executing upon a Separation and no subsequent action shall be necessary to give full force and effect thereto. Landlord acknowledges and agrees that the occurrence of a Separation shall not be deemed a Transfer and Landlord’s consent shall not be required in connection therewith. The term “Separation” means the occurrence of an event whereby Tenant’s ultimate parent company is a publicly traded company other than Cash America and such parent company provides a written guaranty to Landlord of Tenant’s obligations under the Lease or is otherwise jointly and severally liable with Tenant for such obligations and provides a writing to Landlord evidencing such agreement.

17. Broker. Landlord and Tenant represent and warrant to each other that each has dealt with no broker, finder or like agent in connection with this Amendment other than Grubb & Ellis and CBIZ Gibraltar Real Estate Services, LLC (collectively the “Broker”), and each party does hereby agree to indemnify and hold the other harmless of and from any and all loss, costs, damage or expense (including, without limitation, attorneys’ fees and disbursements) incurred by the non-indemnifying party by reason of any claim of, or liability to, any broker, finder or like agent, except for the Broker, who shall claim to have dealt with the indemnifying party in connection with this Amendment. Landlord agrees that it shall be responsible for the payment of any and all fees and/or commissions due to the Broker pursuant to the terms of a separate agreement.

18. Effect of Amendment. As modified and amended by this Amendment, all of the terms, covenants and conditions of the Lease are hereby ratified and confirmed and shall continue to be and remain in full force and effect throughout the remainder of the term thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

LANDLORD:

CROWN GRAND TRI-STATE LLC

By:	Crown Grand Tri-State Managing Member, L.P., Its Managing Member

By:	Crown Grand Tri-State General Partner Corp., Its General Partner

By:	/s/ Davar Rad
Name: Davar Rad
Title: President

TENANT:

CNU ONLINE HOLDINGS, LLC

By:	/s/ Timothy Ho

Name:	Timothy Ho

Title:	President

Exhibit “A”

Additional Premises — Floor Plan

Exhibit “B”

Landlord’s Work

Landlord agrees, at its sole cost and expense, to deliver a turn-key installation of the Additional Premises using Building-standard colors, finishes and materials in accordance with plans and specifications (the “Plans”) prepared by Hydzik Schade Associates, Ltd. (Plan No. PRE 2 dated September 12, 2011), which Plans are each attached hereto as Exhibit “B-1” (collectively the “Landlord’s Work”). Landlord’s Work shall be warranted for one year from completion, excepting any corrective work necessitated by Tenant’s use, misuse, negligence or willful misconduct. All work relating to the turn key installation of the Additional Premises shall be constructed in accordance with all local, state and federal regulations, including but not limited to requirements of the Village of Gurnee, the Americans with Disabilities Act (ADA), and the Illinois Accessibility Act.

Tenant shall be allowed access to the Additional Premises thirty (30) days prior to substantial completion of Landlord’s Work solely for the installation of Tenant’s phone / data wiring and furniture systems, provided Tenant does not materially interfere with the performance of Landlord’s Work.

Landlord’s Work shall also include the expansion of the restroom facilities in accordance with Section 21.26 of the Lease and Exhibit F to the Lease. All work relating to the Landlord’s Work of expansion of the restroom facilities shall be constructed in accordance with all local, state and federal regulations, including but not limited to requirements of the Village of Gurnee, the Americans with Disabilities Act (ADA), and the Illinois Accessibility Act. Tenant shall provide Landlord with desired ratio of men to women bathroom facilities, subject to the approval of the local authority having jurisdiction thereof. Landlord’s renovations to the existing bathrooms shall be made with finishes consistent with the new restrooms. The existing wall covering will be removed, ceiling tiles will be removed and replaced with new ceiling tiles, the bathroom partitions will be refastened and painted, and the lighting fixtures will be upgraded throughout.

Additionally, Landlord shall be responsible for the following, at Landlord’s sole cost and expense:

1.	All existing thermostats in original Premises and the Additional Premises to be in good, working order and condition.

2.

Supplemental electric baseboard heating along the exterior perimeter wall shall be provided and installed in the expansion premises South and North corner Conference Rooms, Training Room, and Offices #19, #20, and #21 at Landlord’s sole cost and expense. Notwithstanding the foregoing, Landlord and Tenant hereby agree that Landlord shall only be responsible for up to fifty (50%) percent of costs associated with the purchasing and installation of the baseboard heating but in no event shall Landlord’s costs exceed $10,000.00. Tenant shall be obligated to the balance of the costs to Landlord, as

Additional Rent, following written demand thereof. Tenant further agrees that during the Term it shall be responsible, at Tenant’s sole cost and expense, for the repair and maintenance of the baseboard heaters in accordance with Section 6.2 of the Lease.

3.	Base building HVAC system shall be capable of delivering comfort ranges consistent with ANSI/ASHRAE Standard 55-2010, “Thermal Environmental Conditions for Human Occupancy”.

4.	Expansion space HVAC system shall be tested and balanced, with a copy of the results provided to Tenant.

5.	Provide rough-in for card readers at both outer and inner entry doors on West side of Building. Security system to be provided by Tenant.

Exhibit “B-1”

Landlord’s Work — Plans